EXCLUSIVE DISTRIBUTION AND MANUFACTURING LICENSE
AGREEMENT - VEHICLES

THIS AGREEMENT ("Agreement"), effective this 27th day, of August, 2009 ("Effective Date"), is entered into by Serenergy A/S, CVR-no. 29 61 66 47, Majsmarken 1, DK-9500 Hobro, Denmark (the "Company") a Denmark Corporation (hereinafter "Serenergy" or the "Supplier" or a "Party") a Danish Corporation, and Inscrutor Inc., a company incorporated in the State of Delaware, company number EID 32-0251358, (hereinafter "Inscrutor" or the "Distributor" or a "Party"), a Delaware Corporation.

WHEREAS, the Supplier is in the business of developing, manufacturing and selling fuel cells and related products throughout the world;

WHEREAS, the Distributor is in the business of market development and business development and wishes to distribute globally the Supplier's products within the segments for all types of vehicles;

WHEREAS, the Supplier wishes to provide all such products to the Distributor for distribution globally to the segments for all types of vehicles on an exclusive basis;

NOW THEREFORE, in consideration of the promises and agreements set forth herein, the parties, each intending to be legally bound hereby, do promise and agree as follows:

1.	Definitions
1.1	In this Agreement the terms mentioned below shall have the following meaning:

	Agreement	Shall mean this agreement, including schedules.
	Effective Date	Means the date first written above.
	Confidential Information	Means any information of any kind or nature whatsoever, whether written or oral, including, without limitation, this Agreement, financial information, trade secrets, customer lists and other information, regarding the Parties and the Products, which is not known to the general public.
Global	Means all countries in the world without limitation.
Products	Means all the Supplier's products from time to time.
Term	Means the period commencing on the Effective Date and terminating as set forth in Clause 10 hereof.
Trademarks
Means all trademarks, service marks, logos, brand names, trade names, domain names and/or slogans used by the Supplier and /or the Distributor in connection with the Products from time to time (whether registered or unregistered).

Segment
Means the segments for all types of vehicles driving on wheels intended for driving on public roads (i.e. excluding aeroplanes, golf carts and work vehicles such as fork lifts and tractors), including but not limited to cars of any kind, busses of any kind, vans of any kind, trucks of any kind and motorcycles of any kind.

USD	Means US Dollars. The Parties have agreed that the exchange rate between USD and DKK shall be calculated in accordance with the official exchange rate of Danmarks Na-tionalbank on the date in question. However, the Parties have agreed that the exchange rate between USD and DKK shall in no case be lower than 5.10, e.g. 100 USD shall at all times be equal to minimum DKK 510.

2.	Grant of Right to Distribute and manufacture
2.1
Appointment. Subject to the terms and conditions of this Agreement, the Supplier hereby appoints the Distributor as its Global exclusive distributor of the Products under which the Distributor has the exclusive right to conduct all sales, marketing and project-development within the Segment for the Term (see Clause 10), and the Distributor hereby accepts such appointment.

2.2
Restriction on the Distributor's activities. The Distributor shall not, directly or indirectly i) engage in any promotional activities relating to the Products directed primarily to customers outside the Segment, or ii) solicit orders for Products from any prospective customer not belonging to the Segment.

2.3
 Manufacturing license. The Supplier hereby grants to the Distributor for the Term an exclusive irrevocable license to manufacture the Products and/or other products based on the Supplier's technology to be sold by the Distributor to customers within the Segment. The Distributor has the right to decide, at the Distributer's sole discretion, whether the Products and/or other products based on the Supplier's technology shall be (i) manufactured by the Supplier, cf. Clause 6.2, (ii) manufactured and/or production coordinated by the Distributor, cf. Clause 7.1, or manufactured and/or production coordinated by an external manufacturer, cf. Clause 7.2.

2.4
Restrictions on the Supplier's Activities. The Supplier shall not, directly or indirectly i) engage in any promotional activities relating to the Products directed primarily to any customers within the Segment, or (ii) solicit orders for Products from any prospective customer within the Segment. The Supplier is entitled (i) to participate in scientific conferences, seminars, etc. within the Segment, and (ii) to perform work within EU with fully publicly funded, either Danish or EU funded, development projects within the Segment, without the Distributor's prior written consent.

2.5	Reservation of Rights by the Supplier. The Supplier reserves the right to take the following actions at any time upon sixty (60) calendar days prior written notice to the Distributor without liability: (i) to add Products to be used within the Segment, (ii) to modify the design of or upgrade the Products or any part of the Products to be used within the Segment. The Supplier shall be entitled to cancel Products upon one (1) year's prior written notice to the Distributor.

3.	Trademarks and intellectual property rights
3.1	Ownership to Trademarks and other intellectual property rights:
3.1.1	The Supplier shall have exclusive ownership to all Trademarks and other intellectual property rights connected to products invented and/or developed by the Supplier.
3.1.2	The Distributor shall have exclusive ownership to all Trademarks and other intellectual property rights connected to products invented and/or developed by the Distributor.
3.1.3
The Supplier and the Distributor shall have joint ownership to all Trademarks and other intellectual property rights connected to products invented and/or developed jointly by the Supplier and the Distributor.

3.2
Grant of Rights. The Supplier hereby grants to the Distributor for the Term, and subject to the terms and conditions herein, an exclusive irrevocable right to use the Supplier's Trademarks and other intellectual rights from time to time in connection with the marketing, use, sale and service of the Products within the Segment in accordance with the terms and conditions of this Agreement.

4.	The Distributor's Obligations
4.1
Promotion Efforts. The Distributor shall no later than 6 months after the Effective Date establish a sales department located within the United States focusing on the Segment, which shall ensure that all relevant potential customers within the Segment will be contacted and presented with the possibility of implementing the Products as a component for a motor-system. Immediately upon the establishment of the said sales department the Distributor shall facilitate a fulltime sales person to promote the sales of the Products within the Segment. The Distributor may develop materials in connection with the promotion of the sale of Products (including, but not limited to, product brochures). The Distributor shall submit copies of such promotional material to the Supplier.

4.2
Customer Service. No later than 6 months after the Effective Date the Distributor shall provide effective customer service (including, but not limited to, taking orders, responding to customer inquiries, fulfilling requests for quotes on Product pricing and providing after-sales service) on a timely basis and shall provide such assistance and information to customers.

4.3	Reports. With effect from Q2 2010 the Distributor shall provide the Supplier with quarterly operation reports of the Distributor's activities to market the Products within the Segment.

4.4
Annual Report. The Distributor shall provide the Supplier with an annual report within five (5) months after the end of each calendar year, for the first time for the calendar year 2010, showing annual sales figures and the quantity of Products on hand as at 31 December of each year.

4.5
Product Recalls. In order to assist the Supplier in the event of a recall of Products sold by the Distributor within the Segment, the Distributor shall maintain a complete and current listing of the locations of all Products in the Distributor's inventory and the names of customers within the Segment who have purchased Products from the Distributor together with the dates of such purchases and Product serial numbers.

4.6
Order Forecasts. With effect from 1 March 2010 the Distributor shall prior to the beginning of each calendar quarter, for the first time prior to Q2 2010, provide to the Supplier a written forecast of the number and type of Products expected to be ordered in the following three (3) month period. The Distributor's forecasts are not binding on the Distributor and will be used by the Supplier only for planning purposes.

4.7
 Pricing - customers. The Distributor shall be free to establish its own pricing for the Products within the Segment. The Distributor shall notify the Supplier of its pricing, as in effect from time to time.

5.	The Supplier's Obligations
5.
Supply. The Supplier agrees to sell to the Distributor the Products and spare parts ordered by the Distributor in accordance with the terms of this Agreement. The Supplier shall provide spare parts for repairing the Products for a period of not less than two (2) years from the date of the last shipment of a particular type of Product to the Distributor.

5.2	Marketing Assistance. The Supplier shall translate all existing promotional material from time to time into the English language and provide this to the Distributor in written and electronic version. Furthermore, the Supplier agrees to actively support the Distributor in the Distributor's process of developing promotional material for the sales of the Products within the Segment, including but not limited to proof reading, submission of technical input, pictures, etc., in connection with the Distributor's promotion of the sale of the Products within the Segment.

5.3
Technical Support. The Supplier shall provide technical support to the Distributor via telephone consultations during normal business hours of the Supplier. Further, the Supplier shall provide to the Distributor a range of after-sales technical information in the English language at regular intervals to ensure that the Distributor has all current and relevant information regarding the Products. The Supplier shall allocate one qualified and high-skilled employee as the Distributor's point of contact, who shall be made available to the Distributor by the Supplier for participation in meetings regarding various projects within the Segment. The said employee shall report directly to the management of the Supplier.

5.4
In case the Distributor decides to manufacture the Products and/or other products based on the Supplier's technology under the manufacturing license granted by the Supplier to the Distributor, cf. Clause 2.3, in the form of the Distributor's own manufacturing, cf. Clause 7.1 and/or in the form of external manufacturing, cf. Clause 7.2, the Supplier is obligated at its own costs to supply with all competence necessary the technology transfer necessary for the Distributor to carry out such own manufacturing cf. Clause 7.1 and/or external manufacturing, cf. Clause 7.2.

5.5
Training. The Supplier shall provide training to the Distributor's staff, external sales agents, etc., in connection with the marketing, sale and service of the Products at regular intervals. The Supplier and the Distributor shall pay their own costs for travel, food and lodging during the training period. It is the intention of the Supplier and the Distributor that such training shall take place every second time at the Supplier's premises and every second time at the Distributor's premises. In case the Supplier participates in meetings with the Distributor's sales staff, customers, etc., upon the Distributors prior written request, the Supplier is entitled to include the Supplier's travel expenses including food and lodging in the Supplier's calculation of the Supplier's direct variable production costs, cf. Clauses 6.1 and 6.2. In the event that the Distributor assigns this Agreement to a third party, cf. Clause 13, such third party shall accept to cover any and all direct variable costs the Supplier may have providing the work described in this Clause 5.5.

5.6	Approvals. The Supplier is responsible for obtaining all applicable regulatory approvals necessary to permit the Distributor to market, sell and service the Products within the Segment. The Supplier shall bear all costs associated with such approvals. In the event that the Distributor assigns this Agreement to a third party, cf. Clause 13, such third party shall accept to cover any and all direct variable costs the Supplier may have obtaining such regulatory approvals described in this Clause 5.6.

5.7
Product liability. The Supplier is solely responsible for any product liability which arises from the Products and/or products based on the Supplier's technology. The Supplier shall indemnify, protect and hold harmless the Distributor, without the execution of any further documents, from and against all losses, damages, injuries, claims, demands and expenses, including reasonable attorneys' fees, for all proceedings, trials and appeals arising out of or connected with or in any manner related to the product liability.

6.	Prices and Payment
6.1
6.2
6.3
7.	Distributor's manufacturing and external manufacturing -Royalties
7.1

7.2
7.3
7.4
7.5
8.	Confidentiality
8.1
Each Party undertakes not to use or disclose any Confidential Information unless (i) required to do so by law or pursuant to any order of court or other competent authority or tribunal (ii) required to do so by any applicable stock exchange regulations or the regulations of any other recognised market place (iii) such disclosure has been consented to by the other Party in writing (such consent not to be unreasonably withheld) or (iv) to its professional advisors who are bound to such party by a duty of confidence which applies to any information disclosed. If a Party becomes required, in circumstances contemplated by (i) or (ii) to disclose any information, the disclosing Party shall use its reasonable endeavours to consult with the other Party prior to any such disclosure.

8.2	If this Agreement is terminated, irrespective of the cause of such termination, the Parties shall - and shall procure that its advisors - upon a request in writing from a Party, return or destroy any document containing Confidential Information, and any copy thereof. Notwithstanding the above, the Parties shall be entitled to retain one (1) copy solely for archival purposes and the Party's advisors shall be entitled to retain copies to the extent required by applicable law.

9.	Infringement of Trademarks and other intellectual property rights
9.1
The Distributor and the Supplier agree that if it is notified or otherwise obtains knowledge of any actual or alleged infringement of the Trademarks or any other intellectual property rights of a Party by a third party, it shall promptly notify the other Party. No legal proceedings shall be instituted by a Party against any third party in respect of any such actual or alleged infringement without the prior written consent of the Party that, exclusively or jointly, has ownership to the Trademark or other intellectual property rights, cf. Clause 3.1.

10.	Term and Termination
10.1
Term. This Agreement shall commence on the Effective Date and shall continue for a term of thirtysix (36) months following the Effective Date (the "Initial Term"). Upon expiration of the Initial Term this Agreement may be terminated by each Party with thirtysix (36) months prior written notice to the end of a calendar month. Thereafter, this Agreement will be automatically renewed for an additional one (1) year term (the "Renewal Term") unless terminated by either Party upon ninety (90) calendar days prior written notice prior to the expiration of the Initial Term or any Renewal Term.

10.2
Exclusivity. The Distributor has on this date entered into an Investment Agreement with the Supplier. If Inscrutor by 31 May 2010 has not raised investments in Inscrutor for a minimum subscription amount of USD 1,500,000, the exclusivity of this Agreement shall automatically lapse on 31 May 2010 with the effect that the Distributor shall be entitled to continue as the Supplier's global distributor of the Products from time to time within the Segment on a non-exclusive basis. In such case, the Distributor shall be entitled to purchase the Products from the Supplier at the lowest price, at which the Supplier sells the Products to other distributors.

10.3	Material Breach. This Agreement may be terminated by either Party by giving thirty (30) calendar days written notice of such termination to the other Party in the event of a material breach by the other Party. "Material breach" shall include: (i) any violation of the terms of Clauses 2.2, 2.3, 3, or 8, (ii) any other breach that a Party has failed to cure within thirty (30) calendar days after receipt of written notice by the other Party, (iii) any activity or assistance by a Party of challenging the validity or ownership of the Trademarks or any other intellectual property rights of the Supplier and/or the Distributor, (iv) an act of gross negligence or wilful misconduct of a Party, or (v) the insolvency, liquidation or bankruptcy of a Party.

11.	Sell-Off Period; Repurchase of inventory
11.1
Sell-Off Period. Upon termination or expiration of this Agreement, the Distributor shall have the right to sell off its remaining inventory of Products and spare parts on a nonexclusive basis for so long as such inventory exists; provided, however, that the Distributor shall comply with all terms and conditions of this Agreement, including those that restrict the Distributor's activities. The Distributor's rights under this Clause 10.1 are expressly subject to the Supplier's option to repurchase the Distributor's inventory of Products and spare parts as set forth in Clause 11.2 hereof.

11.2
Option to Repurchase. Upon termination or expiration of this Agreement, the Supplier shall have the option to repurchase the Distributor's inventory of Products and spare parts, which option must be exercised in writing within thirty (30) calendar days after such termination or expiration. If the Supplier so exercises such option, the Supplier shall repurchase the Distributor's inventory of Products and spare parts that are saleable and in the original packages and unaltered from their original form and design. Any such repurchase of the Distributor's inventory of Products and spare parts shall be at the original purchase price paid by the Distributor to the Supplier hereunder. The Supplier shall pay the Distributor for such repurchased Products within thirty (30) calendar days after the Supplier receives those Products and spare parts.

12.	Independent Contractors
12.1	It is understood that both Parties hereto are independent contractors and engage in the operation of their own respective businesses. Neither Party hereto is to be considered the agent of the other Party for any purpose whatsoever and neither Party has any authority to enter into any contract or assume any obligation for the other Party or to make any warranty or representation on behalf of the other Party. Each Party shall be fully responsible for its own employees, servants and agents, and the employees, servants and agents of one Party shall not be deemed to be employees, servants and agents of the other Party for any purpose whatsoever.

13.	Assignment
13.1	The Distributor is entitled to - in whole or in part - to assign this Agreement to any third party, provided that the assignee respects and assumes all rights and obligations of the assignor.
13.2
Notwithstanding Clause 13.1, the Distributor is obligated to offer in writing the Supplier to buy this Agreement as the Supplier has the right of first refusal. The offer shall comprise the price as well as other conditions under which the potential assignment is to take place. The Supplier shall no later that 14 calendar days after receiving such written offer give notice to the Distributor that the Supplier wishes to exercise its right of first refusal. In case the Supplier wishes to exercise its right of first refusal, the Supplier shall no later that three (3) months after giving notice to the Distributor pay to the Distributor an amount equal to the Distributors share of the purchase price, cf. the table set out in Clause 13.3.

13.3	Provided that the Supplier has waived its right of first refusal, cf. Clause 13.2, the Distributor is entitled to assign- in whole or in part - this agreement to any third party. In such case, the Distributor is obligated to pay to the Supplier a percentage of any profit the Distributor may make as a result of such assignment. The profit is defined as the amount paid by the assignee to the Distributor less transaction costs, legal fees, etc. However, the Distributor is obligated to pay to the Supplier a minimum payment of USD xxxxxxxxxx in accordance with the following table:

Contract size (mill. $)	Inscrutor Share	Serenergy Share*

* Minimum Payment xxxxxxxxxx

14.
Contact information

The Distributor:

Inscrutor Inc.
Company No. 32-0251358
410 Park Avenue, 15th floor
New York, NY 10022
United States

The Supplier:

Serenergy A/S
CVR-no. 29 61 66 47
Majsmarken 1
DK-9500 Hobro
Denmark

15.	Governing law and Arbitration
15.1	This Agreement, including the Schedules, shall be governed by and construed in accordance with the laws of Denmark, without giving effect to any choice of law or conflict of law provisions.
15.2
Any dispute or controversy arising out of or in connection with this Agreement, its conclusion, implementation or any breach of its provisions or its termination shall - failing an amicable settlement - be settled with final and binding effect by arbitration in Copenhagen in accordance with the rules of the rules of the Danish Institute of Arbitration (Copenhagen Arbitration). The arbitration panel shall have two arbitrators and an umpire appointed by the institute unless the parties to the dispute agree otherwise. The Distributor and the Supplier shall each appoint one arbitrator. The language of the arbitration shall be English unless the parties to the dispute agree otherwise.

16.	General
16.1	This Agreement constitutes the entire agreement of the Parties on the subject hereof and supersedes all prior understandings and instruments on such subject. In the event of any discrepancy between the provisions of the Exclusive Distribution Agreement and the provisions of the schedules, the terms and conditions of the Exclusive Distribution Agreement shall prevail. This Agreement may not be modified other than by a written instrument executed by duly authorized representatives of the Parties.
17.	Survival of Provisions
17.1
The following provision of this Agreement shall survive the termination of this Agreement: Clauses 8,11, and 17 of the Exclusive Distribution and Manufacturing License Agreement and all other provisions of the Exclusive Distribution and Manufacturing License Agreement that by their nature extend beyond the termination of this Agreement.

18.	Schedules
Schedule 6.1 Price calculation - development phases. Schedule 6.2 Price calculation - Supplier's manufacturing

IN WITNESS WHEREOF, and intending to be legally bound, the Parties have duly executed this Agreement by their authorized representatives as of the date first written above.

Signed for and on behalf of	Signed for and on behalf of